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                                                                     EXHIBIT 2.1


                            BARDEN NEVADA GAMING, LLC
                        Assignment of Membership Interest


         THIS ASSIGNMENT is executed by BARDEN DEVELOPMENT, INC., an Indiana corporation ("BDI"), and MAJESTIC INVESTOR HOLDINGS, LLC, a Delaware limited liability company ("MIH").

         WHEREAS, MIH is the sole member of Barden Nevada Gaming, LLC (the "Company").

         WHEREAS, the Company is a Nevada limited liability company governed by an Operating Agreement dated March 7, 2001 (the "Agreement").

         NOW, THEREFORE, pursuant to Nevada Revised Statutes 86.351, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and consistent with the following terms:

         1. MIH hereby sells, assigns and transfers to BDI, and BDI hereby acquires and purchases from MIH, MIH's 100% membership interest (the "Interest") in the Company, together with any substitutions, proceeds or reissues thereof.

         2. MIH warrants that this Assignment is enforceable against it according to its terms (although no warranty is given as to the extent (if any) to which the Company will be profitable), and BDI (a) warrants that it is acquiring the Interest for BDI's own account, and (b) covenants not to transfer or encumber the Interest in violation of applicable securities law.

         3. BDI hereby accepts this assignment and agrees to be bound by the terms and provisions of, and assume the obligations of MIH as a member under, the Agreement.

         4. This Instrument constitutes the entire agreement of the parties hereto with respect to the matters addressed herein, and shall be interpreted and enforced according to Nevada law.

         5. A copy of this Assignment shall be maintained in the respective records of the Company and MIH, and shall be appended to each copy of (i) the Agreement, and (ii) the current operating agreement of MIH.



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         IN WITNESS WHEREOF, the parties have executed this Assignment on this
31st day of December, 2003.

MAJESTIC INVESTOR HOLDINGS, LLC                   BARDEN DEVELOPMENT, INC.





By:  /s/ Don H. Barden                           By:   /s/ Don H. Barden
     ----------------------------                      -------------------------
      Don H. Barden, Manager                            Don H. Barden, President